Exhibit 99.1

               Powerwave Technologies Acquires Assets of
                 Ericsson Amplifier Technologies Inc.


    SANTA ANA, Calif.--(BUSINESS WIRE)--June 16, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today announced that is has signed a definitive agreement to acquire certain assets and liabilities of Ericsson Amplifier Technologies Inc., formerly MPD Technologies Inc.
    The purchase includes certain assets and liabilities including real estate, inventories, capital equipment and warranty obligations. In addition, Powerwave will make offers of employment to a limited number of Ericsson employees in connection with this acquisition.
    As part of its agreement, Powerwave will become a supplier of certain 2.1 GHz WCDMA (also known as "3G") amplifiers to Ericsson. Ericsson will also complete compliance testing of Powerwave's multi-carrier power amplifier products for use in Ericsson's GSM base stations.
    "We are excited to announce this important relationship with Ericsson," stated Bruce C. Edwards, president and chief executive officer of Powerwave Technologies. "In addition to becoming a supplier of 2.1 GHz WCDMA amplifiers to Ericsson, we view this agreement as a corner stone to building a stronger relationship with Ericsson. We also see a strong benefit for our TDMA Network Operator customers as they migrate their networks to GSM technology."
    The transaction, which is subject to the fulfillment of certain pre-conditions to closing, is expected to close within the second quarter ending June 29, 2003. The purchase price of the transaction is approximately $9.8 million and is being paid in cash by Powerwave.

    About Powerwave Technologies

    Powerwave Technologies, a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world.
    Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705, telephone 714/466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888/PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Forward-Looking Statements

    The foregoing statements regarding the timing of the closing of the transaction, the future business relationship with Ericsson and the expansion of business with Network Operators related to Powerwave's multi-carrier amplifiers for GSM base stations are "forward-looking statements." These statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays or failure to fulfill the conditions to closing, which could delay or prevent the closing; delays in deployment of WCDMA systems by Ericsson and delays in acceptance of Powerwave's WCDMA amplifiers by Ericsson; inability of Powerwave to deliver to Ericsson WCDMA amplifiers in the time frames and specifications required by Ericsson; unexpected technical difficulties in developing WCDMA products; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G, 2.5G and new 3G networks; the company requires continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; its business requires favorable business conditions, growth in the wireless communications market, and increases in capital spending by network operators. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in Powerwave's Form 10-Q for the quarter ended March 30, 2003 and its Form 10-K for the fiscal year ended Dec. 29, 2002, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    Note to Editors: Powerwave, Powerwave Technologies and the
Powerwave logo are registered trademarks of Powerwave Technologies
Inc.


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714/466-1608